FOR IMMEDIATE RELEASE

CONTACT:
Elan Yaish
Chief Financial Officer
Telephone:  (631) 951-7060
Fax:  (631) 951-7639
e-mail: eyaish@mecnet.com


  MANCHESTER TECHNOLOGIES TO WRITE-DOWN INVESTMENT IN DONOVAN CONSULTING GROUP

Will Record Non-Cash Charge Of Between $0.29 to $0.33 Per Share In 4th Quarter

Hauppauge, NY, September 5, 2003 - Manchester Technologies, Inc. (Nasdaq: MANC), a leading solutions provider, today announced it will record a non-cash charge in the fourth quarter of fiscal 2003, ended July 31, 2003, of between $2.3 million to $2.6 million pre-tax, or $0.29 to $0.33 per share, to write-down its investment in its Donovan Consulting Group subsidiary, acquired in August 2001. The write-down is a result of the Company closing its Donovan operations and the sale of certain assets back to the former owners of Donovan. Manchester will continue to provide wireless solutions via partner delivered relationships which are anticipated to be more cost effective for the Company. The non-cash charge primarily consists of the impairment of goodwill associated with the acquisition of Donovan, together with the write-down of certain assets related to the closure of the Donovan operations.

About Manchester Technologies, Inc.

Manchester Technologies, Inc. is a single-source solutions provider specializing in hardware and software procurement, custom networking, storage, display technology and enterprise and Internet solutions. Manchester engineers provide answers to companies' MIS needs by combining comprehensive analysis, design and integration services with a complete line of competitively priced products and peripherals from the industry's leading vendors. More information about the Company can be obtained by visiting the Company's website located at http://www.e-manchester.com.

Statement Under the Private Securities Litigation Reform Act

This press release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact, including, without limitation, those with respect to Manchester Technologies, Inc.'s objectives, plans and strategies set forth herein and those preceded by or that include the words "believes," "intends," "expects," "will," "plans," "anticipates," or similar expressions, are forward-looking statements. These forward- looking statements speak only as of the date of this press release. Manchester's actual results may differ materially from the results discussed herein as a result of a number of unknown factors, including, without limitation, risks set forth in Manchester's Annual Report on Form 10-K for the year ended July 31, 2002, and those set forth from time to time in Manchester's other filings with the Securities and Exchange Commission. Manchester assumes no obligation to update any of the information referenced in this press release. These documents are available through the Company, or through the Securities and Exchange Commission's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.